UNITED STATES
                             SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, D.C. 20549




                                           FORM 15


  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.




  Commission File Number: 333-141607-04


  J.P. Morgan Acceptance Corporation I
  (Exact name of registrant as specified in its charter)


  J.P. Morgan Mortgage Trust 2007-A4
  (Exact name of issuing entity as specified in its charter)


    270 Park Avenue, 10th Floor
    New York, New York 10017
    (212) 648-0364



    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

  J.P. Morgan Mortgage Trust 2007-A4
  Mortgage Pass-Through Certificates, Series 2007-A4


  1-A-1

  1-A-2

  2-A-1

  2-A-2

  2-A-3

  2-A-3F

  2-A-3L

  2-A-3M

  2-A-3S

  2-A-4

  3-A-1

  3-A-2

  3-A-3

  3-A-4

  3-A-4M

  3-A-4S

  A-R

  B-1

  B-2

  B-3

  (Title of each class of securities covered by this Form)

    None

  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



    Rule 12g-4(a)(1)(i)            / /

    Rule 12g-4(a)(1)(ii)           / /

    Rule 12g-4(a)(2)(i)            / /

    Rule 12g-4(a)(2)(ii)           / /

    Rule 12h-3(b)(1)(i)            / /

    Rule 12h-3(b)(1)(ii)           / /

    Rule 12h-3(b)(2)(i)            / /

    Rule 12h-3(b)(2)(ii)           / /

    Rule 15d-6                     /X/


  Approximate number of holders of record as of the certification or notice date:
                35



  Pursuant to the requirements of the Securities Exchange Act of 1934,

    J.P. Morgan Acceptance Corporation I

  has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


  Date: January 25, 2008
  By: /s/ Julie Eichler
  Julie Eichler, Officer